Exhibit 5.1

October 29, 2018

MagneGas Applied Technology Solutions, Inc.

11885 44th Street North

Clearwater, Florida 33762

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MagneGas Applied Technology Solutions, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including (i) 28,111,112 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of Series C Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”), (ii) 194,445 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of warrants to purchase Common Stock (the “Common Stock Warrants”) and (iii) 27,778 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of placement agent warrants to purchase Common Stock (the “Placement Agent Warrants”), as described in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that, (i) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a conversion of Preferred Stock, the Conversion Shares, when and if issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; (ii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Common Stock Warrant exercise, the Common Warrant Shares, when and if issued upon exercise of the Common Stock Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and (iii) assuming that there is a sufficient number of authorized and unissued shares of Common Stock at the time of a Placement Agent Warrant exercise, the Placement Agent Warrant Shares, when and if issued upon exercise of the Placement Agent Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

MagneGas Applied Technology Solutions, Inc.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Tyler B. Wilson, Esq.

General Counsel
MagneGas Applied Technology Solutions, Inc.